UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2021

QUANTERIX CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-38319	20-8957988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 Middlesex Turnpike Billerica, MA	01821
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 301-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbols(s):	Name of each exchange on which registered:
Common Stock, $0.001 par value per share	QTRX	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01              Entry into a Material Definitive Agreement.

On February 3, 2021, Quanterix Corporation (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC, SVB Leerink LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein (collectively, the “Underwriters”), relating to an underwritten public offering of 3,571,428 shares (the “Underwritten Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). All of the Underwritten Shares are being sold by the Company. The offering price to the public of the Underwritten Shares was $70.00 per share. The Company expects to receive net proceeds from the offering of approximately $235.0 million, after deducting underwriting discounts and commissions and estimated offering expenses. Under the terms of the Underwriting Agreement, the Company granted the Underwriters an option, exercisable for 30 days, to purchase up to an additional 535,714 shares of Common Stock (the “Option Shares” and together with the Underwritten Shares, the “Shares”) at the public offering price less underwriting discounts and commissions.

The Underwritten Shares and any Option Shares will be issued pursuant to the Company’s shelf registration statement on Form S-3ASR (Registration Statement No. 333-249925) filed with the Securities and Exchange Commission (the “Commission”) on November 6, 2020, which became effective automatically upon filing (the “Registration Statement”). A prospectus supplement relating to the offering has been filed with the Commission. The offering is expected to close on or about February 8, 2021, subject to the satisfaction of customary closing conditions.

A copy of the legal opinion and consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. relating to the validity of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The Underwriting Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The Underwriting Agreement provides for indemnification by the Underwriters of the Company, its directors and certain of its executive officers, and by the Company of the Underwriters, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended, and affords certain rights of contribution with respect thereto. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is attached as Exhibit 1.1 hereto and incorporated by reference herein.

Item 2.02              Results of Operations and Financial Condition.

On February 3, 2021, the Company filed a prospectus supplement containing preliminary, unaudited estimated financial information for the fourth quarter and year ended December 31, 2020 (the “Preliminary Financial Information”).

The Preliminary Financial Information is unaudited and preliminary and does not present all information necessary for an understanding of the Company’s financial condition as of December 31, 2020 and its results of operations for the quarter and year ended December 31, 2020. This Preliminary Financial Information is subject to completion of the Company’s normal quarter and year-end close procedures. These procedures and the audit of the Company’s financial statements for the year ended December 31, 2020 are ongoing and could result in changes to the Preliminary Financial Information.

The Preliminary Financial Information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01              Other Events.

On February 4, 2021, the Company issued a press release announcing the pricing of the underwritten public offering, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01              Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated February 3, 2021, by and among the Company and Goldman Sachs & Co. LLC, SVB Leerink LLC and Cowen and Company, LLC, as representatives of the several underwriters named therein.

5.1	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

23.1	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).

99.1	Press Release of Quanterix Corporation, dated February 4, 2021.

104	Cover Page lnteractive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTERIX CORPORATION

By:	/s/ Amol Chaubal
Amol Chaubal
Chief Financial Officer

Date: February 4, 2021